EXHIBIT 10.11
FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of May 19, 2008, by and between SUNPOWER CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 13, 2007, as amended by that certain First Amendment to Credit Agreement, dated August 20, 2007, that certain Second Amendment to Credit Agreement, dated August 31, 2007, that certain Waiver Agreement, dated January 18, 2008, that certain Third Amendment to Credit Agreement, dated February 13, 2008, and that certain Fourth Amendment to Credit Agreement, dated April 4, 2008, and as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.	Section 4.9(a) is hereby amended to read as follows:

“(a)           Minimum Liquidity (defined as unencumbered and unrestricted cash, cash equivalents, and marketable securities acceptable to Bank, which, if cash, is U.S. Dollar denominated, or if held in an account not maintained in the United States, is denominated in any currency for which a U.S. Dollar equivalent is routinely calculated by Bank, and, if other than cash, consist of financial instruments or securities, acceptable to Bank, collectively, “Eligible Assets”) equal to or greater than (i) two (2.00) times the Bank’s commitment under the Line of Credit with a minimum of $75,000,000.00 of such liquidity to be held in accounts maintained in the United States (“U.S. Domiciled Liquidity”), or (ii) if the amount of U.S Domiciled Liquidity is less than $75,000,000.00, three (3.00) times the Bank’s commitment under the Line of Credit, in all instances determined as of the end of each calendar month, provided, however, that in  no event shall the amount of U.S Domiciled Liquidity be less than $50,000,000.00.  For purposes of calculating U.S. Dollar equivalent value of Eligible Assets not denominated in U.S. Dollars, Bank will convert the value of such assets as of the applicable statement date based on Bank’s foreign exchange closing rates for such date.  Without limiting the foregoing, "Eligible Assets" shall include Borrower's auction rate securities listed on Schedule 4.9(a) (each such security, an “Auction Rate”), subject to the terms of the next paragraph.

So long as Borrower maintains Minimum Liquidity (including Auction Rates) equal to or greater than three (3.00) times the Bank's commitment under the Line of Credit, Bank shall value each Auction Rate at the market rate bid for such Auction Rate at each month’s end, (i) as communicated to Bank by Wells Capital Management Incorporation (“WCMI”), or (ii) in the event that WCMI is unable to determine a market rate bid, as determined and publicly announced by such other source as Bank in its sole discretion considers acceptable.  In the event that Borrower's Minimum Liquidity (including Auction Rates) is less than three (3.00) times the Bank’s commitment under the Line of Credit, Bank reserves the right to discount the WCMI (or, as applicable, other source’s) value in Bank’s reasonable discretion.  The foregoing terms of this paragraph shall cease to be effective at such time that Bank in good faith determines that liquidity has been restored to the auction rate market in the United States and that the auction rate securities market is functioning substantially as it did prior to the current auction rate liquidity crisis.  Following such determination, "Eligible Assets" shall include Borrower's auction rate securities to the extent permissible under Bank’s policies at such time.”

2.           Section 5.3 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.3.   OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or such Third Party Obligor to Bank, and (b) Permitted Indebtedness.  “Permitted Indebtedness” shall mean (i) indebtedness of Borrower or a Third Party Obligor to Borrower or any Subsidiary in the ordinary course of business, (ii)  indebtedness in favor of Solon AG and its affiliates under the Amended and Restated Supply Agreement, dated as of April 14, 2005, as amended, between Borrower and Solon AG fur Solartechnik; (iii) indebtedness in favor of customers and suppliers of the Borrower and its Subsidiaries in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million dollars ($200,000,000.00) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof); (iv) 1.25% senior convertible debentures issued in February 2007 in the aggregate principal amount of Two Hundred Million Dollars ($200,000,000.00) plus accrued interest thereon; (v) obligations owed to Travelers Casualty and Surety Company of America and St. Paul Fire and Marine Insurance Company, and their affiliates (collectively, “Travelers”) in connection with obligations under the General Contract of Indemnity with Travelers, pursuant to which Travelers issues bonds or otherwise secures performance of

Borrower and Subsidiaries for the benefit of their customers and contract counterparties; (vi) 0.75% senior convertible debentures issued in August 2007 in the aggregate principal amount of Two Hundred Twenty-Five Million Dollars ($225,000,000.00) plus accrued interest thereon; and (vii) additional indebtedness of Borrower and Third Party Obligors in an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000.00) outstanding at any one time.  For clarity, Bank and Borrower agree that Borrower’s trade payables incurred in the ordinary course of business do not constitute indebtedness prohibited or restricted by the terms of this Section 5.3.”

3.           Section 5.5 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.5.  LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) additional loans or advances by Borrower or such Third Party Obligor to employees and officers in the ordinary course of business and in amounts not to exceed an aggregate of Fifteen Million Dollars ($15,000,000.00) outstanding at any time (c) investments which are made in accordance with Borrower’s Investment Policy as from time to time adopted by its Board of Directors, (d) investments which constitute Specified Transactions, as defined in Section 5.8, below, (e) any of the foregoing that constitute Permitted Indebtedness, (f) advances to, or investments in, a Subsidiary or in Woongjin Energy by Borrower or any Third Party Obligor in the ordinary course of business; and (g) prepayment of obligations to vendors and suppliers in the ordinary course in an amount not to exceed Three Hundred Million Dollars ($300,000,000.00).”

4.           Concurrently with its execution and as a condition precedent to the effectiveness of this Amendment, Borrower shall execute and deliver to Bank an Amended and Restated Addendum to Security Agreement: Securities Account in form and content acceptable to Bank and Borrower.

5.           Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

6.           Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SunPower Corporation	WELLS FARGO BANK, NATIONAL ASSOCIATION
/s/ Emmanuel T. Hernandez	/s/ Matthew Servatius
Emmanuel T. Hernandez	Matthew Servatius
Chief Financial Officer	Vice President

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